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  CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption "Financial Highlights" in the Prospectus of the Delaware Tax-Free Florida Fund and Delaware Tax-Free Florida Insured Fund dated December 3, 2004, "Financial Statements" in the Statement of Additional Information of the Delaware Tax-Free Florida Fund and Delaware Tax-Free Florida Insured Fund dated December 3, 2004, and to the use of our report dated October 4, 2004, included in the 2004 Annual Report to shareholders of the Delaware Tax-Free Florida Fund and the Delaware Tax-Free Florida Insured Fund, included or incorporated by reference in this Registration Statement (Form N-14) of Voyageur Investment Trust.


ERNST & YOUNG LLP

Philadelphia, Pennsylvania
December 22, 2004